Exhibit 99.1

IMARX AND MICROBIX SIGN LETTER OF INTENT TO MANUFACTURE AND FURTHER DEVELOP THE FDA-APPROVED CLOT-DISSOLVING DRUG, ABBOKINASE®

TUCSON, AZ, and TORONTO, ON (January 22, 2008) –ImaRx Therapeutics, Inc. (Nasdaq: IMRX) and Microbix Biosystems Inc. (TSE: MBX) today announced that they have signed a Letter of Intent to manufacture urokinase and further explore development for additional indications. Urokinase is an FDA approved drug currently marketed under the brand name Abbokinase®. The product has been used to treat patients in the United States for over 20 years.

ImaRx intends to transfer the manufacturing process and NDA to Microbix creating a new source for urokinase. This new supply of urokinase will allow ImaRx to continue to serve its current customers beyond its existing inventory of manufactured drug product. It also provides the opportunity to expand sales to additional vascular physicians and acute care institutions and to explore clinical development of urokinase for additional vascular indications. In addition, Microbix receives the right to further develop the drug for certain new indications in catheter clearance and prophylaxis of serious catheter related complications such as blood stream infections and venous thrombi. Microbix‘ future targets are also expected to include opportunities in oncology and ophthalmology. Microbix is believed to be the only supplier capable of producing urokinase on a commercial scale at its production facility in Toronto.

“The relationship with ImaRx provides the obvious benefits and attributes of working with an approved product,“ said William J. Gastle, CEO of Microbix. He went on to say, “It accelerates our timeline to commercial scale production, revenue and development of our planned indications by allowing us to leverage an approved NDA.“

“This truly is a win-win for both companies,” said Bradford Zakes, President and CEO of ImaRx. “This agreement enables ImaRx to rejuvenate a market for which we had a limited supply of product while simultaneously providing both ImaRx and Microbix the opportunity to leverage urokinase into new, untapped indications.”

ImaRx will retain existing drug inventory and exclusive rights to sell the drug for the currently approved indication and will gain access to a long term drug supply through a supply agreement with Microbix. With this new supply, ImaRx will have the ability to develop urokinase for new indications other than those to be pursued by Microbix in areas such as stroke, peripheral arterial occlusion, deep vein thrombosis and myocardial infarction. Additionally, ImaRx will receive a royalty on sales of urokinase for new indications developed by Microbix.

“Urokinase has been administered to over four million patients and has a more than 20-year history of delivering safe and predictable results. I am pleased to learn that ImaRx and Microbix intend to provide an ongoing supply of urokinase”, said Barry Katzen, M.D., founder and medical director of Baptist Cardiac & Vascular Institute in Miami, Florida. “This product is a proven tool for vascular physicians, and patients will benefit as a result of its ongoing supply.”

In 2006, ImaRx acquired urokinase and all related assets, including an approximate four-year supply of inventory, cell lines and manufacture rights to the drug. Since October 2006, ImaRx has been selling the urokinase inventory in the U.S. market where it is approved for the treatment of patients with acute massive pulmonary embolism or blood clots in the lungs. It is estimated that approximately 700 acute care hospitals in the U.S. currently include urokinase on their pharmacy formularies.

Closing of the transaction is subject to conditions to be satisfied prior to completing the manufacturing process transfer.

According to the American Heart Association, each year approximately 600,000 people in the U.S. experience a blood clot that lodges in the lungs, known as a pulmonary embolism, with approximately 60,000 deaths occuring annually. A portion of these are classified as acute massive pulmonary emboli, meaning that they involve obstruction of blood flow to a lobe or multiple segments of the lungs.

Over 5 million catheters or central venous access devices are placed in patients in the U.S. every year. Approximately 25% of those become occluded requiring clearance treatment or replacement. More importantly, according to a CDC report, catheter-related blood stream infections occur in approximately 200,000 to 400,000 patients causing significant morbidity and approximately 30,000 deaths annually. Cost of treatment of these infections is estimated at up to $2.3 billion per year.

About ImaRx Therapeutics

ImaRx Therapeutics is a biopharmaceutical company developing and commercializing therapies for vascular disorders. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology. ImaRx Therapeutics’ commercialization efforts are currently focused on its product, urokinase, for the treatment of acute massive pulmonary embolism.

About Microbix

Microbix specializes in the development of biological technologies and commercializing them through global partners. The Company has intellectual property in large market biotherapeutic drugs, vaccine technologies and animal reproduction technologies. Established in 1988, Microbix is headquartered in Toronto.

Forward looking statements

This press release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including the risks associated with: failure of the parties to enter into a definitive agreement; failure to finance the transfer of the manufacturing process for urokinase to Microbix’s facility; failure to develop and commercialize urokinase on a timely basis; failure to complete due diligence to the satisfaction of either or both parties; risks associated with the approval and commercialization of the technologies; and risks associated with the safety and efficacy of the stroke, peripheral arterial occlusion, deep vein thrombosis, myocardial infarction , oncology, ophthalmology and catheter related indications. These forward-looking statements represent the Companies’ judgment as of the date of this press release. Additional risks and uncertainties that may impact ImaRx’s results of operations can be found in its filings with the U.S. Securities and Exchange Commission. This press release is as of January 22, 2008 and the Companies disclaim any intent or obligation to update these forward-looking statements.

Contacts:

ImaRx Therapeutics, Inc.	Microbix Biosystems Inc.
Jennifer Marshall jlmarshall@imarx.com 520-770-1259	William J. Gastle, CEO 416-234-1624 x 230 Philip Casselli, President 416-234-1624 x 224
The Ruth Group Sara Ephraim (investors) sephraim@theruthgroup.com Jason Rando (media) jrando@theruthgroup.com	PR POST Robert Stephens 416-777-0368

4